Exhibit 10.8

                        INSITUFORM OF NORTH AMERICA, INC.

                                                    c/o Schulman Berlin & Davis
                                                    555 Madison Avenue
                                                    New York, New York 10022

                                 August 4, 1980

S. Ledford
W. Ledford
A. Lang

Gentlemen:

         We would like to confirm our Agreement reached with you relating to potential licensees of the Insituform Patents and Technology in the United States.

         You have undertaken to form SAW Associates, a Limited partnership which will seek out potential Licensees for the Insituform Process who appear to meet our requirements for Insituform Licensees in the United States.

         We retain the absolute right to determine whether we wish to grant a license to any potential licensee that you may introduce and to determine the size and territory and terms and conditions on which we may decide to grant a license.

         If we do decide to grant an Insituform License to a licensee introduced by you to us we agree that you will be compensated for your efforts in effecting the introduction as follows:

         (a) During the first 24 months of his license, you will be entitled to a payment equivalent to 1% of the total contract value of all contracts involving the use of the Insituform
                  Process, as determined by us and undertaken by the Licensee that you have introduced.

         (b) You will be entitled to a payment equivalent to 1/2 of 1% of the total contract value of all contracts involving the use of the Insituform Process as determined by us and undertaken by the Licensee that you have introduced during the period from the commencement of the 25th month of the License period until the License ends through effluxion of time or is terminated earlier.

All payments to you as set out above will be made to the limited partnership when we have received the appropriate royalty return and payment from the Licensee for the royalty period concerned.

         If we decide not to grant a License to a potential Licensee introduced by you, you shall not be entitled to any compensation whatsoever for effecting such introduction. Furthermore we are not obligated to provide any reasons why we may decide not to grant a License to a potential Licensee introduced by you.

         You have further agreed to provide a training program to instruct potential Licensees in the use, application and installation of the Insituform Process and Technology, such program to be approved by us.

         We have indicated that we may wish to nominate persons to attend such training program and in consideration thereof we have agreed to pay to the limited partnership a sum of $1500 for each person who participates in such a program. (The individuals concerned will be responsible for their own living expenses during the course of the training program). There is however no specific responsibility on us to specifically nominate persons to attend the said training program.

         We believe the above sets out the understandings reached between us. To avoid misunderstanding we would confirm that at the date of this letter you have only introduced us to the Marinelli interests and the Pomona Group.* Kindly indicate your confirmation of the agreement discussed herein by signing a copy of this letter and returning it to me.

*  including Neumann Group.

                                  Yours Faithfully,

                                  /s/ Paul A. Church
                                  ----------------------------------------------
                                  P.A. CHURCH
                                  DIRECTOR - INSITUFORM OF NORTH AMERICA, INC.

ACCEPTED AND AGREED


By  /s/ Arthur A. Lang
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